Amendment No. 2

                           DECLARATION OF TRUST
                                    OF
                             THE VINTAGE FUNDS



     1. Pursuant to Section 11.8 of the Declaration of Trust of The Vintage Funds, the undersigned, being the holders of a majority of the outstanding shares of The Municipal Fixed Income Fund, hereby consent to the name change of The Municipal Fixed Income Fund to The First Lexington Balanced Fund.

     2. This document shall have the status of an Amendment to said Declaration of Trust.


VINTAGE ADVISERS, INC.              UNIFIED ADVISERS, INC.

By: /s/ Timothy L. Ashburn          By: /s/ Timothy L. Ashburn
    Timothy L. Ashburn                  Timothy L. Ashburn

Title:  President                   Title:  Chairman of the Board

Date:  January 15, 1997